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                                                                   EXHIBIT 10.10

May 3, 1999


Mr. James L. Bartlett
709 Sandown Place
Raleigh, North Carolina  27615


Dear Jim,

This letter is to extend to you the position of Corporate Vice President and Chief Marketing Officer for Storage Technology Corporation, reporting directly to Victor Perez, Executive Vice President and Chief Operating Officer. This assignment is an officer position. The compensation and benefit package being offered with this corporate officer position is outlined below. It is subject to approval of the Board of Directors.

Your annual base salary will be $225,000. You will be considered for a merit increase effective January 2000. You will be eligible to participate in the StorageTek MBO Plan. For 1999, your MBO target incentive will be 40% of your base salary at the target level of performance, 80% at the stretch level, and 100% at the ultra stretch level. This MBO incentive plan is measured on corporate performance and achievement of the MBO goals shared by all the corporate officers. The MBO plan has, in addition, a shareholder value add (SVA) component which, if achieved, will add another 50% of the incentive amount already earned from the basic MBO plan. A portion, 25%, of any MBO bonus will be paid in the form of equity, including shares of common stock, or common stock equivalents, as will the entire SVA component. The details of this plan are contained in a separate MBO document. For 1999, you will be guaranteed a bonus at the target level of performance. The annual target amount of $100,000 will be prorated from your start date.

In the event that your current employer does not allow you to exercise vested stock, which you have not exercised, StorageTek will provide you with a loan in the principal amount of up to $500,000 to cover the lost value of these shares. StorageTek will forgive this loan plus imputed interest income on the third anniversary date of your employment. The imputed interest income will be grossed up for the tax on the interest. If you leave StorageTek voluntarily, or StorageTek terminates your employment for cause, at any time during the term of the loan, you will be responsible for repayment of the loan.

Also subject to the approval of the Board of Directors, you will receive an additional 2,500 shares of restricted stock at par value, $0.10 per share, at the next meeting following your date of employment. The restrictions on these 2,500 shares will lapse in increments of 55%, 35%, and 10% on each of the first three anniversaries of the date of grant.

Further, subject to the approval of the Board of Directors, StorageTek will grant to you an option to purchase 30,200 shares of StorageTek common stock, at a price to be determined on the day the option is granted. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan. The option will vest shares in increments of 55%, 35%, and 10% on the first through the third anniversaries of the grant. The 1995 plan includes provisions that require the employee to

Revised May 25, 1999

Mr. Jim Bartlett
Offer Letter
May 3, 1999
Page 2


surrender certain stock and gains realized upon the sale of stock during a period covering six months prior to or after termination.

Subject to the approval of the Board of Directors and then current market conditions, you may participate in the annual Long-Term Incentive Stock Option Plan. The current allocation model projects an annual options grant, to be allocated in February, 2000, of approximately 28,000 shares.

As a corporate officer, you are expected to comply with the Corporate Officer Ownership Guideline for corporate vice presidents, which is 2,500 shares. You have three (3) years to accumulate the shares. You need to retain ownership of 2,500 shares or common stock equivalent, during the course of your employment to comply with the Corporate Officer Ownership Guideline.

StorageTek offers a deferred compensation program. Under this program you may defer up to 50% of your base salary and 75% of your bonus amount. Your deferred income is credited with an interest rate equal to the ten-year T-Bill rate plus
2.5 points. You will be provided further information regarding this program.

You are also eligible to participate in the StorageTek Profit Sharing and Thrift Plan (401(k) plan), which includes a corporate match of up to 3% of your base salary and a provision for profit sharing up to 3.5% of base salary. The profit share contribution is contingent on StorageTek's net income performance. Any excess from the match and profit share above the ERISA limits will be made to the deferred compensation program, should you so elect. This 3% match is made as 50% of the first 6% of employee contributions.

Also, the Executive Life Insurance plan provides universal life insurance coverage at approximately three times your annual base salary less $50,000 group term life ($400,000 face value total). You own the universal life policy and the cash surrender value.

As a corporate vice president, you are eligible to receive severance benefits. These benefits provide for a severance payment in an amount equal to 100% of your annual base salary plus an amount equal to your incentive plan bonus potential at the target level, in the event of an involuntary termination without cause".

In addition, the following executive perquisites are currently in effect for corporate officers:

o First class air travel domestically, business class internationally.
o Financial and tax consulting expenses up to 1% of your base pay annually.
o Car allowance for a leased vehicle of $550.00 per month, plus reimbursement for maintenance and insurance.
o Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.
o Supplemental executive health insurance program which will reimburse qualified health and welfare expenses for you and your family which are not covered by our standard plan. This has an annual limitation of $5,000.00

Revised May 25, 1999

Mr. Jim Bartlett
Offer Letter
May 3, 1999
Page 3


The offer is being extended with the understanding that within 12 months of your date of hire, your primary work location will be in Colorado. Under this relocation program StorageTek will pay or reimburse you for the following expenses:

o Shipment of household goods to Colorado plus initial storage. This item will be billed directly to StorageTek.
o Temporary living in Colorado for you and/or your family up to sixty (60) days.
o Travel, meals and lodging enroute to Colorado for you and/or your family.
o House-hunting with your spouse in Colorado for a maximum period of five days.
o Reasonable and standard closing costs associated with the purchase of a home in Colorado, if purchased within eighteen months of your hire date.
o Realtor fees and closing costs on the sale of your current residence within eighteen months of your hire date.
o A one-time relocation allowance of 3% of your annual base salary.

Should you accept this offer of employment, you will receive a signing bonus. The gross amount of this bonus is $50,000. This bonus is subject to normal federal and local income tax provisions. If you voluntarily terminate your employment with StorageTek within 18 months of the relocation, you will be required to reimburse your hiring bonus and any relocation expenses on a prorated basis.

This offer is contingent upon your signing Storage Technology Corporation's proprietary rights agreement and identification of pre-employment commitments form which are enclosed for your review. These enclosures define your obligations to StorageTek with regard to disclosure and dissemination of confidential information, ownership of intellectual property, disclosure of existing obligations and commitments, and non-raiding obligations.

As a condition of employment, you must successfully complete the StorageTek pre-employment drug screen test administered by the company. Once you have accepted StorageTek's offer and have chosen a start date, we will process your paperwork for new hire orientation and will advise you of the orientation meeting date and location.

Please review and sign the enclosed documents, and return them along with a signed acceptance copy of this letter in the enclosed self-addressed stamped envelope.

Upon acceptance of your offer letter, you will be asked to sign an officer agreement that will further define benefits and responsibilities.


Revised May 25, 1999


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Mr. Jim Bartlett
Offer Letter
May 3, 1999
Page 4



If you have any questions regarding the conditions of this offer, please do not hesitate to contact me at 303-673-3132. This offer is valid through May 11, 1999.

I look forward to working with you as a key member of the StorageTek team!


Very truly yours,



Victor Perez
Executive Vice President, and Chief Operating Officer


Enclosures:
         Acceptance Copy
         Proprietary Rights Agreement
         Identification of pre-Employment Commitment
         Employment Eligibility Verification Form







I accept the offer as outlined above and understand that my acceptance does not create an employment contract for a definite term or alter at-will employment.



-----------------------------------------------------
James Bartlett                              Date


Revised May 25, 1999


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James Bartlett
May 4, 1999
Offer Letter
Page 5





APPROVALS:




---------------------------------            ----------------------------------
Victor Perez
Executive Vice President, and Chief Operating Officer




---------------------------------            ----------------------------------
David Weiss                  Date            Karen Niparko              Date
Chairman, Chief Executive Officer            Chief Administrative Officer
and President

Revised May 25, 1999